EXHIBIT 10.2
INTERDIGITAL, INC.
NOTICE OF AMENDED STANDARD TERMS AND CONDITIONS OF STOCK OPTION AWARD
InterDigital, Inc. (the “Company”) hereby amends the Standard Terms and Conditions of Stock Option Award applicable to the Performance-based Stock Option Awards (the “Award” or “Awards”) granted under the 2017 Equity Incentive Plan (the “Plan”) in 2021, 2022, 2023, 2024 and 2025, as follows:
Paragraph 5, “Method of Payment” shall be amended to add the following after clause (d):
(e ) (by reduction in the number of shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise; or
(f) any combination of the above

The definition of “Cause”, paragraph 22. (a) is amended and restated as follows:
(a)“Cause” has the meaning set forth in the Company’s Executive Severance and Change in Control Policy, if such policy is applicable to Participant (and if such policy is terminated, as in effect immediately prior to such termination), or, if no such agreement or definition exists, means (i) willful and repeated failure of Participant to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or any Parent, Subsidiary, or Affiliate of the Company; (iii) willful misconduct or gross negligence by Participant in connection with his or her service; (iv) unsatisfactory job performance; or (v)  Participant’s breach of any material obligation or duty owed to the Company or any Parent, Subsidiary, or Affiliate of the Company.
Notice – Amendment to Performance-based Option Awards (Rev.3/2026)